UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 16, 2009

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          See description of David Young’s consulting agreement set forth under Item 5.02, which is incorporated in this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          Effective January 16, 2009, John P Yeros resigned his positions as Chairman of the Board of Directors and Chief Executive Officer of MPC Corporation (the “Company”). Mr. Yeros had served in his roles of Chairman of the Board of Directors and Chief Executive Officer since 2001 and 2005, respectively.

          Effective January 16, 2009, David Young was appointed by the Company’s Board of Directors as Chief Executive Officer. Mr. Young has served on the Company’s Board of Directors and as Chairman of the Audit Committee of the Board of Directors since July 2005. Mr. Young is a retired financial executive who, from 2000 to his retirement in 2003, was Vice President and Chief Financial Officer at Adaptec, Inc. (data and digital storage solutions) where he was responsible for financial strategy. From 1994 to 2000, he was Vice President and Chief Financial Officer at Datum, Inc., a NASDAQ listed timing and synchronization Company. From 1992 to 1995, he was Chief Executive Officer and Chief Financial Officer at Blower-Dempsey, a private paper and chemical Company. From 1966 to 1992, he held Chief Financial Officer and various other financial positions at Alpha Microsystems, Young Associates, MSI Data Corporation, Container Corporation of America and Magnavox Corporation.

          Mr. Young’s primary responsibility will be to manage the previously announced liquidation of the Company’s assets in connection with its bankruptcy filing. We do not anticipate that there will be any distribution to the Company’s equity holders in conjunction with the bankruptcy.

          In conjunction with Mr. Young’s appointment, he and the Company entered into a consulting agreement under which he will receive, in advance, a retention payment of $50,000 for his services through March 13, 2009. If Mr. Young and the Company agree to extend the term of his appointment, he would receive an hourly rate of $250 per hour for services rendered after March 13, 2009. Mr. Young will also be entitled to reimbursement for reasonable expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: January 23, 2009	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer